EMPLOYMENT AGREEMENT AMENDMENT


     THIS EMPLOYMENT AGREEMENT AMENDMENT, dated as of February 3, 1997, is between INDEPENDENCE BREWING COMPANY, a Pennsylvania corporation (the "Company"), and ROBERT W. CONNOR, JR. (the "Executive").

     WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of August 12, 1996 (the "Original Agreement");

     WHEREAS, the Company and the Executive desire to amend and restate paragraph 13 of the Original Agreement in its entirety.

     NOW, THEREFORE, in consideration of the mutual covenants and representations herein contained and the mutual benefits derived herefrom, the parties, intending to be legally bound, covenant and agree as follows:

     1. Amendment. The parties hereto agree that paragraph 13 of the Original Agreement shall be amended and restated as follows:

     "13. Conveyance of Interest in Brew Pub. The Executive currently holds approximately ten percent (10%) of the common stock (all such common stock owned shall collectively be referred to as the "Brew Pub Stock") in Independence Brewing Company of Florida, Inc. (the "Pub"). If permitted pursuant to the terms of the agreement among the shareholders of the Pub (the "Shareholders' Agreement"), the Executive shall transfer, assign and convey all of his right, title and interest in and to the Brew Pub Stock, shall execute such documents and instruments as the Company shall request to fully reflect the transfer of the Brew Pub Stock, and shall take all action necessary to cause the Pub to record such transfer on its books and records and to recognize and acknowledge the Company as a stockholder of the Pub. In full consideration for the transfer of the Brew Pub Stock, the Company shall, upon the Pub recording the transfer of the Brew Pub Stock on its books and records, reimburse the Executive for his actual cash capital contributions made to the Pub in consideration for the Brew Pub Stock and actual out-of-pocket expenses incurred by the Executive with respect to his investigation of the Pub, provided that the Executive shall have presented to the Company appropriate documentation (to the reasonable satisfaction of the Company) with respect to such actual cash contributions, it being understood by the parties that the amount of such contributions approximates Ten Thousand Dollars ($10,000) in the aggregate. If such transfer is not permitted pursuant to the terms of the Shareholders' Agreement, the Company shall receive all economic benefits from the Brew Pub Stock, including but not limited to all dividends, distributions and sale proceeds in the aggregate excess amount of the Executive's original purchase price of the Brew Pub Stock and the Executive shall transfer such benefits to the Company within ten (10) days after the receipt of any such benefit."

     2. Governing Law. The validity and construction of this Agreement or any of its provisions shall be determined under the internal laws of the Commonwealth of Pennsylvania, without giving effect to its conflicts of laws provisions, and without regard to its place of execution or its place of performance. The parties irrevocably consent and agree to the exclusive jurisdiction of the applicable


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Federal courts located in Pennsylvania and to service of process for it and on its behalf by certified mail, for resolution of all matters involving this Agreement or the transactions contemplated hereby. Each party waives all rights to a trial by jury in any suit, action or proceeding hereunder.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as an instrument under seal on the date first above written.


                                            INDEPENDENCE BREWING COMPANY


                                            By: /s/ William Moore
                                                -------------------------------
                                                William Moore, Secretary


                                                /s/ Robert W. Connor, Jr.
                                                -------------------------------
                                                Robert W. Connor, Jr.